AGREEMENT

Exhibit 4.11


PARTIES:

A. Teena Martin(Consultant)


B. ProCoreGroup Inc.
2250 Warrensville Center Road
University Hts. Ohio 44118(Company)


SUBJECT MATTER:

Structure and design an administrative support and filing system for the company

TERMS:

1.00
Consultant agrees to provide consulting services as indicated in the above-referenced subject matter, and other related task as requested by Company. Consultant agrees to design and implement an administrative support system for the Company. Consultant agrees to design and implement a Human Resources manual and procedure manual. Consultant agrees to design and implement a virtual and hard copy filing systems for companies documents.
2.00
Consultant agrees to direct business opportunities to company whenever possible.

3.00
Company agrees to compensate Consultant with a sum of money equal to One Hundred Thousand Shares of free trading company stock plus other compensation as companies management determines.

4.00
Both Company and Consultant agree to re-negotiate this agreement as Company achieves more success.


Agreed and accepted:




--------------------------------------------------

an authorized representative for ProCoreGroup INC.


Agreed and accepted:




--------------------------------------------------
Teen Martin-Smith